EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Announces Appointment of Ramon L. Laguarta to its Board of Directors

San Francisco, CA, November 13, 2019 - Visa Inc.'s (NYSE: V) board of directors announced today that on November 13, 2019, it appointed Ramon L. Laguarta to the Board, effective November 20, 2019, for a term that will expire at the Company’s 2020 Annual Meeting of Stockholders.
Mr. Laguarta has served as PepsiCo, Inc.’s CEO and a director since October 2018, and assumed the role of chairman of the board in February 2019. Mr. Laguarta is a strong global leader with extensive consumer products experience gained from 20-plus years of senior operational and executive roles at PepsiCo, both internationally and in the U.S. Upon becoming CEO, he heightened the company’s focus on accelerated, sustainable growth and further pushed purpose to the center of its business strategy and brands. His role as a public company CEO, including his deep experience and broad understanding of key strategic opportunities and the challenges of running all aspects of a large global business, makes him well-positioned to work collaboratively with the Board in overseeing strategic planning, operations and risk management, marketing, and talent management.
“I am pleased to welcome Ramon to Visa’s board of directors,” said Al Kelly, Chairman and Chief Executive Officer of Visa Inc. “Ramon is a strategic leader with deep operational experience in the global marketplace and a passionate commitment to purpose, both of which will be invaluable to Visa as we continue to expand our reach, partnerships and capabilities globally.”
This appointment brings Visa’s total board of directors to 11 members.  You can view information on Visa Inc.’s board of directors on our investor relations website: http://investor.visa.com/corporate-governance/board-of-directors/
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About Visa Inc.
Visa Inc. (NYSE: V) is the world’s leader in digital payments. Our mission is to connect the world through the most innovative, reliable and secure payment network - enabling individuals, businesses and economies to thrive. Our advanced global processing network, VisaNet, provides secure and reliable payments around the world, and is capable of handling more than 65,000 transaction messages a second. Our relentless focus on innovation is a catalyst for the rapid growth of digital commerce on any device for everyone, everywhere. As the world moves from analog to digital, Visa is applying our brand, products, people, network and scale to reshape the future of commerce. For more information, visit usa.visa.com/about-visa.html, usa.visa.com/visa-everywhere/blog.html and @VisaNews.

Contacts:
Investor Relations
Mike Milotich, +1 650-432-7644, InvestorRelations@visa.com
Media Relations
Jeanette Volpi, +1 415-805-5070, Press@visa.com